EXHIBIT 8

                              HUNTON & WILLIAMS
                         RIVERFRONT PLAZA, EAST TOWER
                             951 EAST BYRD STREET
                        RICHMOND, VIRGINIA 23219-4074

                               August 28, 1998




Board of Directors
City Holding Company
25 Gatewater Road
Charleston, West Virginia 25313

                  City Holding Capital Trust--Exchange Offer
                      Certain Federal Income Tax Matters

Ladies and Gentlemen:

      We have acted as counsel to City Holding Company (the "Company") and City Holding Capital Trust (the "Trust") in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended (the "Act"), of (1) up to $30 million aggregate liquidation amount of the Trust's 9.15% Capital Securities (the "Exchange Capital Securities"), (2) the Company's 9.15% Junior Subordinated Deferrable Interest Debentures due April 1, 2028 (the "Debentures"), and (3) the Company's related guarantee of certain payments (the "Guarantee"). The Exchange Capital Securities, the Debentures, and the Guarantee are to be issued in order to effect the exchange of Exchange Capital Securities for a like liquidation amount of the Trust's outstanding 9.15% Capital Securities.

      We have reviewed copies of (1) the Registration Statement, including the prospectus included therein, and (2) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have also relied upon, and assumed the accuracy of, certain written representations made to us by the Company.

      Based on the foregoing, we confirm that the statements of law and legal conclusions contained in the Registration Statement under the caption "Certain Federal Income Tax Consequences" constitute our opinion, subject to the assumptions, conditions, and limitations described therein, and that the discussion thereunder does not omit any material provision with respect to the matters covered.

      We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Hunton & Williams under the caption "Certain Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                Very truly yours,

                              /s/ Hunton & Williams